UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- April 3, 2006
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 3, 2006, U.S. Geothermal Inc. (“USGEO”) completed a private placement of 25,000,000 shares of common stock at a price of Cdn $1.00 per share, for gross proceeds to the company of Cdn $25,000,000. The sale of shares was pursuant to the exemption from registration provided under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. Upon completion of the placement, the company had 43,263,844 shares issued and outstanding. In consideration of its services as a finder, Dundee Securities Corporation was paid a cash fee of Cdn $1,522,500 and issued an option to purchase up to 1,522,500 shares of USGEO common stock at an exercise price of Cdn $1.00 per share, exercisable for 24 months from the closing.

The proceeds of the private placement will be used for the development of Phase One at Raft River, drilling of production and injection wells at Raft River in anticipation of the development of Phase Two, possible acquisition of additional geothermal properties, and for general corporate working capital purposes.

Item 7.01 Regulation FD Disclosure.

On April 4, 2006, the Company issued a press release announcing that it had completed a private placement of 25,000,000 shares of common stock at a price of Cdn $1.00 per share. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Copy of Press Release Issued April 4, 2006

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 4, 2006	US Geothermal Inc.

	By:	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer